Exhibit 10.10
PELOTON INTERACTIVE, INC.
125 WEST 25TH STREET    NEW YORK, NY10001

April 26, 2019

Jennifer Cotter

Dear Jen,
Peloton Interactive, Inc. (the "Company") is pleased to offer you employment on the following terms:
1.Position. Your initial title will be Chief Content Officer and you will initially report to the Company's President, William Lynch or the then acting Company President. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.Cash Compensation. The Company will pay you a starting salary at the rate of $450,000 per year, payable in accordance with the Company's standard payroll schedule. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company's Chief Executive Officer and approved by the Company's Board of Directors. Your target bonus will be equal to 50% of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus for a fiscal year will be paid within 2½ months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Company's Board of Directors with respect to your bonus will be final and binding.
3.Signing Bonus. A signing bonus of $30,000 is payable to you on your first paycheck with the Company (subject to applicable taxes and withholdings). Should you leave the Company prior to your one-year anniversary for any reason other than termination by the Company without Cause, you will be required to reimburse the Company a prorated share of the signing bonus (which share will be based on the number of months remaining between the date of termination and the date of your one-year anniversary with the Company). The Company shall have a right to offset any such reimbursement against any sums it might otherwise owe to you in the event of such termination.

Jennifer Cotter
April 26, 2019

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4.Relocation Reimbursement. A relocation reimbursement of up to $75,000 is payable to you once expenses for relocation are incurred (subject to applicable taxes and withholdings) with submission of supporting receipts. Should you leave the Company prior to your one-year anniversary for any reason other than termination by the Company without Cause, you will be required to reimburse the Company a prorated share of the relocation reimbursement (which share will be based on the number of months remaining between the date of termination and the date of your one-year anniversary with the Company). The Company shall have a right to offset any such reimbursement against any sums it might otherwise owe to you in the event of such termination. In addition, you will be entitled to an additional amount (the "Gross-up Amount") equal to the amount necessary to put you in the same after-tax position (taking into account any and all applicable federal, state, local, employment and excise taxes, including any such taxes imposed on the Gross-Up Amount) that you would have been in if you had never had any tax liability with respect to the Relocation Expenses. You acknowledge and agree the Company has full discretion to determine whether and to what extent these arrangements result in compensation to you and whether any tax withholding is appropriate.
5.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company's vacation policy, as in effect from time to time.
6.Stock Options. Subject to the approval of the Company's Board of Directors or its Compensation Committee, you will be granted an option to purchase 350,000 shares of the Company's Common Stock (the "Option"). The exercise price per share of the Option will be determined by the Board of Directors or·the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company's 2015 Stock Plan (the "Plan"), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

7.Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.
8.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

Jennifer Cotter
April 26, 2019

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9.Termination Without Cause by the Company. If your employment with the Company is terminated by the Company without Cause, you will become eligible to receive (A) severance pay in an aggregate amount equal to twelve (12) months of your Base Salary, to be paid in equal installments at your then Base Salary rate in accordance with the Company's regular payroll cycle and commencing on the first payroll date following the effective date of the Release Agreement (as defined below) and (B) benefits coverage for (12) months under the group plan. For purposes of this Agreement, "Cause" is defined as any of the following: (i) any act or omission that constitutes a material breach by you of your obligations under this Agreement; (ii) your failure, refusal, or inability, including as a result of your death or disability, to perform the duties required of you as an employee of the Company to the reasonable satisfaction of the Company; (iii) any material violation by you of any (x) policy, rule or regulation of the Company or (y) any law or regulation applicable to the business of the Company; (iv) your act or omission constituting fraud, dishonesty, breach of fiduciary duty, gross negligence, willful misconduct or intentional misrepresentation in relation to your duties to the Company, or any of its respective customers, suppliers or other material business relations; or
(v) your conviction of, or plea of guilty or nolo contendere to, any crime which constitutes a felony or crime of moral turpitude. In the event that you voluntarily terminate for "Good Reason" as defined in Exhibit A, you will become eligible to receive (A) severance pay in an aggregate amount equal to six (6) months of your Base Salary, to be paid in equal installments at your then Base Salary rate in accordance with the Company's regular payroll cycle and commencing on the first payroll date following the effective date of the Release Agreement (as defined below) and (B) benefits coverage for (6) month under the group plan. For purposes of this Agreement, "Good Reason" shall mean the occurrence of one or more of the following events: a) there shall have been a material diminution of responsibility or title associated with your duties; b) there shall have been a material diminution in the authority, duties or responsibilities of the supervisor to whom you are required to report; c) change of supervisor due to internal re- organization or change of control or d) there shall have been a material decrease (greater than 10%) in the annual base salary you receive from the Company.

10.If All Severance Pay or other post-termination compensation is, in each case, subject to required withholding. In order to receive Severance Pay, you must: (i) sign and deliver to the Company a full general release of all claims prepared by the Company (the "General Release"), and any revocation period, if any, applicable to the General Release must have expired) within the time period specified by the Company, (ii) cooperate with the orderly transfer of your duties as requested by the Company and; (iii) return all Company property by a date specified by the Company.

11.Tax Matters.

(a)Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not

Jennifer Cotter
April 26, 2019

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make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.
12.Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the "Disputes") will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York in connection with any Dispute or any claim related to any Dispute.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. In addition, your employment is contingent on satisfactory review of a background check and upon your starting work with the Company on or before an agreed upon date.

If you have any questions, please feel free to reach out.

Very truly yours,

PELOTON INTERACTIVE, INC. •

By:    /s/ Amy Stoldt
Title: Vice President, People

Jennifer Cotter
April 26, 2019

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I have read and accept this employment offer:

/s/ Jennifer Cotter
Signature of Jennifer Cotter
Dated: May 1, 2019

Attachment
Exhibit A: Proprietary Information and Inventions Agreement